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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Forest Oil Corporation:

        We consent to the incorporation by reference in the registration statement on Form S-3 of Forest Oil Corporation of our report dated March 6, 2004, with respect to the consolidated balance sheets of Forest Oil Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Forest Oil Corporation. Our report refers to the adoption of Statement of Financial Accounting Standards Nos. 145, 143, 142 and 133.

/s/ KPMG LLP

Denver, Colorado
May 21, 2004

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Consent of Independent Registered Public Accounting Firm